CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

Manavi Oil Discovery Appraisal

June 22, 2004 — Tbilisi, Georgia — CanArgo Energy Corporation (OSE: CNR, Amex: CNR) (“CanArgo”) announced today that its operating subsidiary responsible for the Manavi area has signed a contract with Great Wall Drilling Company (“GWDC”) of China to supply drilling services for the drilling of a first appraisal well (M12) on the Manavi oil discovery in Georgia, with an option to drill further wells.

Under the terms of the contract, GWDC will supply a modern 2,000 hp self-powered drilling rig equipped with a “Top Drive” drilling system together with drilling services. This rig is capable of drilling to depths in excess of 7,500 metres and has been operating in Azerbaijan where GWDC has been working for some time. The rig and associated equipment will now be mobilised to Georgia where it is expected to commence operations on the M12 appraisal well by the end of July/early August.

The contract is for the drilling of well Manavi 12, with options on further wells. It is currently planned that a further Manavi appraisal well (M13) will be drilled following the completion of M12, which is anticipated to be in November 2004. The M12 location is approximately 4 km to the west of the Manavi M11 Cretaceous oil discovery well, and located on seismic data acquired by CanArgo in 1998.

Meanwhile, sidetrack operations have commenced on the M11 well itself following the collapse of the production tubing whilst testing last year. The well has been successfully “kicked off” and is currently drilling the M11Z sidetrack hole at a depth of 3,736 metres (12,257 feet). It is planned to drill this hole to the top of the reservoir sequence at a depth of 4,180 meters (13,715 feet) where 5” liner will be run and the well suspended awaiting the arrival of the Weatherford under balanced coiled tubing drilling (UBCTD) unit in September, at which point the well will be drilled to a planned total depth of 4,600 metres (15,092 feet) in order to fully test and evaluate the discovery.

Work continues on preparation for the Ninotsminda/Samgori UBCTD program with CanArgo Rig #2 being mobilised to the Samgori S302 location; this new vertical well is anticipated to commence drilling in approximately one month. Preparation work on two existing Samgori wells and two Ninotsminda wells is also about to commence prior to the planned arrival of the UBCTD unit in September.

CanArgo also announced that the Norio MK72 exploration well is currently at a depth of 4,510 metres (14,797 feet) and 7” casing has now been run. The potential hydrocarbon-bearing Oligocene sandstone intervals previously reported are now behind casing and the well is secured.

A Vertical Seismic Profile (“VSP”) is currently being run in order to tie the electric logs to the seismic and in turn gain a better estimate of the remaining depth to the primary target and to integrate the data with existing seismic which will involve reprocessing the original seismic profile. Once this work is completed, operations will recommence on the well.

Dr. David Robson, President and CEO of CanArgo said, “With the signing of this contract with Great Wall Drilling Company for the first appraisal well on Manavi, and with the commencement of sidetrack operations on the M11 discovery well, our Manavi appraisal program is now firmly underway. This program should enable us not only to fully test the Manavi M11 well, but also to carry out a significant appraisal of the discovery this year. Our parallel development operations on Ninotsminda and Samgori continue and we look forward to the arrival of the UBCTD unit later this year. Meanwhile, we move forward with Norio and look forward to the results”.

CanArgo is an independent oil and gas exploration and production company with its principal oil and gas operations currently located in the Republic of Georgia and the Caspian area. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cannot give assurance that the results will be attained.

CanArgo Energy Corporation,
Tel:	+44 1481 729 980
Fax:	+44 1481 729 982
e-mail: info@canargo.com

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